Exhibit 99.99

FOR IMMEDIATE RELEASE
July 29, 2013

CleanTech Innovations, Inc.Announces SEC Decision Setting Aside 2011 NASDAQ Delisting of CleanTech Common Stock

NASDAQ Relists CleanTech as a Result of SEC Decision; CleanTech Announces Receipt of Notice from NASDAQ

Shenyang, Liaoning Province, China (July 29, 2013) – CleanTech Innovations, Inc. (“CleanTech”) (Nasdaq: CTEK - News), today announced that the company has received a favorable decision from the U.S. Securities Exchange Commission (SEC), setting aside the wrongful 2011 delisting of CleanTech common stock by the NASDAQ Stock Market. In a decision on July 11, 2013, the SEC found that the record did not support allegations made by NASDAQ against CleanTech. NASDAQ relisted CleanTech on the NASDAQ Stock Market as a result of the decision.

CleanTech is an innovative, U.S-registered public company engaged in the design and manufacture of five-hundred-foot steel towers to support turbines for wind energy. In July 2010, CleanTech retained licensed attorneys, auditors and broker-dealers to assist the company in going public through a reverse merger. CleanTech applied for the listing on NASDAQ at that time and passed all financial standards for NASDAQ listing.

In August 2010, the NASDAQ listing staff raised questions with CleanTech about the company. NASDAQ conducted a thorough review, including statements from involved parties, interviews, and hundreds of pages of correspondence between CleanTech and its U.S. law firms, which CleanTech voluntarily provided after NASDAQ insisted that CleanTech waive its attorney-client privilege.

After reviewing hundreds of pages of emails and other documents, NASDAQ approved the CleanTech stock listing on December 10, 2010. The listing approval was unqualified. Only a month later, in January 2011, NASDAQ acted to delist CleanTech citing a lack of disclosure even though the company had complied with all NASDAQ requests for information.

CleanTech then asked the NASDAQ Listing and Hearing Review Council to review the delisting decision. On May 19, 2011, the Hearing Review Council remanded the delisting decision back to the NASDAQ Listing Qualifications Panel because it found that the record lacked sufficient fact and detail on issues critical to the NASDAQ decision to delist CleanTech. On May 26, 2011, the decision of the Hearing Review Council was stayed, however, based on the NASDAQ claim that CleanTech’s email submission of its delisting appeal brief to the NASDAQ constituted an unallowed “ex parte communication.” CleanTech had followed both the instruction of the NASDAQ Law Department and widely accepted appellate procedures in submitting the brief.

Former Senator Arlen Specter accepted legal representation of CleanTech, citing a “terrible miscarriage of justice” by NASDAQ. In December 2011, Specter advised CleanTech and brought a lawsuit alleging that NASDAQ violated CleanTech’s rights to due process. The suit was later dismissed on procedural grounds, with the court leaving it to the SEC to first evaluate these and other claims.

The SEC issued an order on July 11, 2013, setting aside the decision by NASDAQ to delist CleanTech common stock. The SEC found that the record did not support the NASDAQ allegations against CleanTech. NASDAQ relisted CleanTech on the NASDAQ Stock Market as a result of the decision.

On July 24, 2013, CleanTech received a letter from the NASDAQ Listing Qualifications staff requesting that the company provide materials and information to help NASDAQ assess CleanTech compliance with NASDAQ listing requirements. In addition, NASDAQ will use the information provided to determine whether it is appropriate to resume NASDAQ trading of CleanTech common stock (currently suspended and trading in the over the counter market) or whether to delist those securities.

The July 24th NASDAQ letter also notified CleanTech that it is not in compliance with the continued listing requirements under NASDAQ Rules 5250(c)(1) regarding the obligation to file periodic financial reports with the SEC and 5550(a)(2) regarding maintaining a minimum bid price requirement of $1.00 per share.

The July 24th NASDAQ letter requested that CleanTech submit a plan to demonstrate compliance with the listing standards by September 23, 2013. The letter also stated that any decision by NASDAQ staff to delist the Company’s common stock will be communicated in writing and CleanTech will have the opportunity to appeal that decision to a NASDAQ Hearing Panel.

After the initial NASDAQ delisting of CleanTech, the CleanTech stock price fell more than 98 percent from $9 to $0.14, and more than one thousand American shareholders have lost about $300 million in market capitalization. Since the delisting, CleanTech lost previously committed capital raises and was shut out from other world stock exchanges.

For the full July 11, 2013 SEC decision, please visit: http://www.sec.gov/litigation/opinions/2013/34-69968.pdf

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About CleanTech

CleanTech is a U.S.-registered public company with primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction. CleanTech's products include wind turbine towers, bellows expansion joints and pressure vessels, which are broadly used in the wind power, steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries. CleanTech is a market leader in the domestic production of expansion joints used in Coke Dry Quenching, an advanced clean solution system being installed in the coking and steel industries across China for its ability to reuse waste heat, improve coke quality and reduce pollutants. CleanTech is focused on continuously developing innovative products that will improve efficiencies, reduce pollution and reduce costs associated with wasted energy.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual results will not differ from the company's expectations.  You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect the Company’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in the Company’s filings with the SEC.

Contacts:

Patrick Dorton, Public Relations, Partner, Rational 360. Tel: (202) 429-4952
Email: patrickdorton@rational360.com